                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                           (Amendment No. __________)*

                           Aavid Thermal Technologies
                           --------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    00253910
                                 --------------
                                 (CUSIP Number)

                                  July 31, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

          Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 4 Pages
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---------------------                                   ------------------------
CUSIP No.  00253910                     13G             Page  2 of   4  Pages
---------------------                                   ------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus Asset Management, Inc.                    13-2673503
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                             (a)
                                                                             (b)
           Not applicable
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY


---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
---------- ---------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            227,100
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             661,089
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                924,943
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           924,943
---------- ---------------------------------------------------------------------
       10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.05%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IA

---------- ---------------------------------------------------------------------


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Item 1(a):                   Name of Issuer:

                             Aavid Thermal Technologies

Item 1(b):                   Address of Issuer's Principal Executive Offices:

                             1 Eagle Square
                             Concord, MA  03301

Item 2(a):                   Name of Person Filing

                             Warburg Pincus Asset Management, Inc.

Item 2(b):                   Address of Principal Business Office:

                             466 Lexington Avenue, New York, New York 10017

Item 2(c):                   Citizenship:

                             Delaware

Item 2(d):                   Title of Class of Securities:

                             Common Stock



Item 2(e):                   CUSIP Number:

                             00253910

Item 3: If the reporting person is an investment adviser in accordance with ss.
                             240.13d-1(b)(1)(ii)(E), check this box.
                             [X]

Item 4:                      Ownership:

                             (a)  Amount beneficially owned: 924,943.

                             (b)  Percent of class: 11.05%.

                             (c)  Number of shares as to which the person has:

                                  (i) Sole power to vote or to direct the vote 227,100.

                                  (ii)  Shared power to vote or to direct the
                                        vote 661,089.

                                  (iii) Sole power to dispose or to direct the
                                        dispostion of 924,943.

                                  (iv) Shared power to dispose or to direct the dispostion of 0.

Item 5:                      Ownership of Five Percent or Less of a Class:






                               Page 3 of 4 Pages
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Item 6:                      Ownership of More than Five Percent on Behalf of
                             Another Person:

                             Warburg Pincus Asset Management, Inc. ("WPAM") is an Investment Adviser registered with the United States Securities and Exchange Commission. WPAM serves as investment adviser to many accounts including various registered investment companies. The securities which are the subject of this report are owned by our accounts. In this report no one account owned more than 5%.

Item 7:

                             Identification and Classification of the
                             Subsidiary Which Acquired the Security Being
                             Reported on By the Parent Holding Company:

                             Not Applicable.

Item 8: Identification and Classification of Members of the Group:

                             Not Applicable.

Item 9:                      Notice of Dissolution of Group:

                             Not Applicable.

Item 10:                     Certification:

                             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   August 5, 1998
                                            By:/s/ Linda S. Iovan
                                               --------------------------------
                                               Name:  Linda S. Iovan
                                               Title: Vice President


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